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Exhibit 99.1

Whitney Information Network, Inc.
Purchases Assets of Success Development, Inc.

CAPE CORAL, Fla.—(BUSINESS WIRE)—Nov. 25, 2003—Whitney Information Network, Inc. (OTCBB:RUSS), a provider of post-secondary career training programs, announced today that it had purchased the assets of Success Development, Inc. (SDI) including The Cash Flow Generator™ brand. The Cash Flow Generator is a series of real estate training courses offered on a post-secondary education basis to students throughout the United States. The purchase included SDI's database of more than 200,000 active students, the division's web site, and its customer service center in Jacksonville, FL.

The total purchase price for the assets was approximately $1 million, comprised of 200,000 shares of Whitney's common stock.

Whitney has been managing SDI's operations since June 2003, pursuant to a management agreement. Since that time, more than 60,000 students have registered for The Cash Flow Generator trainings, generating more than $6.8 million in additional revenue. Whitney expects to register more than 10,000 students a month in this division in 2004.

Whitney Information Network, Inc. is a fully integrated training and education company that creates, produces and markets a wide variety of training programs designed to educate students in the areas of real estate investing, business development, asset protection and financial management. The Company was recently listed at #148 in Florida Trends magazine's annual listing of Florida's Top 250 Public Companies, and made number 24 in a Gulfshore Life magazine's yearly feature called Top of the Heap, their recognition of the Florida region's 75 most successful public and private companies. It maintains its international corporate headquarters in Cape Coral, Florida with its consulting group based in Salt Lake City, Utah. Its Canadian subsidiary, Whitney Canada, Inc., conducts its operations from Mississauga, Ontario and its United Kingdom subsidiary, Whitney UK, Ltd. is located in Chiswick, England. The Company is listed on the Internet at http://www.russwhitney.com and its shares trade under the ticker symbol RUSS on the Electronic Bulletin Board.

Information included in this news release contains forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995 ("Reform Act"). Such statements are based on current expectations and involve a number of known and unknown risks and uncertainties that could cause the actual results and performance of the Company to differ materially from any expected future results or performance, expressed or implied, by the forward-looking statements. In connection with the safe harbor provisions of the Reform Act, the Company has identified important factors that could cause actual results to differ materially from such expectations, including operating uncertainties, uncertainties relating to economic issues and competition. Reference is made to all of the Company's SEC filings, including the Company's Reports on Forms 10K, 10Q and other periodic reports.

  CONTACT: Whitney Information Network, Inc., Cape Coral

    Ron Simon, 239/542-3401

  SOURCE: Whitney Information Network, Inc.

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  Exhibit 99.1
Whitney Information Network, Inc. Purchases Assets of Success Development, Inc.